Exhibit 99.1

EXHIBIT 99.1

PRESS RELEASE

PACIFIC ETHANOL, INC. ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS

Highlights

•	Net sales for Q3 of 2007 up 93% over Q3 of 2006 and up 127% for the nine months ended September 30, 2007
•	Gross profit of $4.8 million for Q3 of 2007, compared to gross profit of $7.4 million for Q3 of 2006
•
Net loss of $4.8 million for Q3 of 2007, compared to net income of $3.8 million for Q3 of 2006; loss for quarter includes $1.6 million on derivatives to be settled in future periods and $1.2 million in inventory write-downs

•	Loss of $0.15 per share for Q3 of 2007 compared to EPS of $0.07 for the same period in 2006
•	Gallons sold for Q3 of 2007 increased 120% from Q3 of 2006 to 50.0 million gallons
•	Boardman, Oregon plant has smooth start up; all operations now producing above design basis

Sacramento, CA, November 9, 2007 – Pacific Ethanol, Inc. (NASDAQ GM: PEIX), the largest West Coast-based marketer and producer of ethanol, today announced its financial results for the three and nine months ended September 30, 2007.

Three Months Ended September 30, 2007

For the three months ended September 30, 2007, the Company reported net sales of $118.1 million, an increase of $57.0 million, or 93%, compared to $61.1 million for the same period in 2006. This increase in net sales resulted from an increase in the Company’s sales volume.  For the period, the Company sold 50.0 million gallons of ethanol, an increase of 27.3 million gallons, or 120%, compared to 22.7 million gallons for the same period in 2006. The sales volume for the period was up sequentially from the three months ended June 30, 2007, by 14%.  The Company’s average sales price of ethanol sold as a principal and an agent decreased by $0.35 per gallon, or 14%, to $2.11 per gallon from an average sales price of $2.46 per gallon in the third quarter of 2006.  Gross profit for the third quarter of 2007 totaled $4.8 million compared to $7.4 million in the third quarter of 2006. Gross profit margin decreased to 4.0% for the third quarter of 2007 compared to 12.2% for the same period in 2006.  This decrease in gross profit was primarily due to a lower average sales price per gallon, as discussed above. We also marked our ethanol inventories at September 30, 2007 down from cost to our anticipated market price, which caused us to recognize a $1.2 million charge to cost of goods sold. In addition, we recognized a loss of $1.6 million related to derivative instruments, of which $0.1 million was from the change in fair value of derivative instruments that will settle in future periods.

Net loss for the third quarter of 2007 was $4.8 million compared to net income of $3.8 million for the third quarter of 2006.  Net income included an expense of $1.5 million from interest rate derivatives related to future periods. Net of our preferred stock dividend, loss available to common stockholders for the third quarter of 2007 was $5.9 million compared to income of $2.7 million for the third quarter of 2006. The Company reported loss per common share of $0.15 for the third quarter of 2007 as compared to earnings per common share of $0.07 for the same period in 2006. The Company’s weighted-average number of diluted shares outstanding for the third quarter of 2007 totaled 39.9 million.

Nine Months Ended September 30, 2007

For the nine months ended September 30, 2007, the Company reported net sales of $331.1 million, an increase of $185.3 million, or 127%, compared to $145.8 million for the same period in 2006. This increase in net sales resulted from an increase in the Company’s sales volume.  For the period, the Company sold 132.8 million gallons of ethanol, an increase of 70.4 million gallons, or 113%, compared to 62.4 million gallons for the same period in 2006. The Company’s average sales price of ethanol sold as a principal and agent decreased $0.03 per gallon, or 1.3%, to $2.22 per gallon compared to an average sales price of $2.25 per gallon for the nine months ended September 30, 2006.  Gross profit for the nine months ended September 30, 2007 totaled $31.2 million compared to $13.1 million for the comparable period in 2006. Gross profit margin increased to 9.4% for the nine months ended September 30, 2007 compared to 9.0% for the same period in 2006.  The increases in gross profit and gross profit margin for both the three and nine month periods are the result of higher producer margins obtained from sales originating from the Company’s ethanol production facilities in Madera, CA and Boardman, OR and the contribution of its interest in Front Range Energy, LLC, complemented by the Company’s ethanol marketing business and risk management programs.  This increase in gross profit was partially offset by a loss of $4.5 million related to derivative instruments, of which $1.2 million was from the change in fair value of derivative instruments that will settle in future periods. We also marked our ethanol inventories at September 30, 2007 down from cost to our anticipated market price, which caused us to recognize a $1.2 million charge to cost of goods sold.

Net income for the nine months ended September 30, 2007 was $0.3 million compared to $3.0 million for the same period in 2006.  Net income included an expense of $0.9 million from interest rate derivatives related to future periods. Net of our preferred stock dividend, loss available to common stockholders for the nine months ended September 30, 2007 was $2.9 million compared to $83.0 million for the same period in 2006, of which $84.0 million was a non-cash deemed dividend in respect of preferred stock acquired by Cascade Investment, L.L.C. in the second quarter of 2006 and included in the Company’s results for the first nine months of 2006. The Company reported loss per common share of $0.07 for the nine months ended September 30, 2007 compared to $2.49 for the same period in 2006. The Company’s weighted-average number of diluted shares outstanding for the nine months ended September 30, 2007 totaled 39.8 million.

The Company’s President and CEO, Neil Koehler, observed that, “While we are disappointed with the net loss for the quarter, the Company achieved record levels of sales and ethanol volumes sold. We are focused on building long-term shareholder value, and we believe the third quarter provided a strong endorsement for our growth strategy and our destination business model. We are growing our market share in an industry that is experiencing dynamic growth.  From a financial standpoint our structure has proven flexible enough to cope with the current margin environment without compromising our investment in future capacity.  We continue to lower overhead as a percentage of sales and we remain on target and fully funded to achieve our first phase of growth to 220 million gallons of annual production capacity in 2008.  As the cost of oil rises toward $100 a barrel, the importance of ethanol in the transportation fuel supply has never been greater. ”

Reconciliation of EBITDA to Net income (loss)

This press release contains, and the Company’s conference call will include, references to unaudited earnings before interest, taxes, depreciation and amortization (“EBITDA”), a financial measure that is not in accordance with generally accepted accounting principles (“GAAP”).  The table set forth below provides a reconciliation of EBITDA to net income (loss). Management believes that EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Additionally, management provides an EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis.  EBITDA is not a measure of financial performance under GAAP, and should not be considered an alternative to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity.  EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Earnings Call
The Company will host a live conference call at 10:00 AM EST on November 9, 2007.  To listen to the conference call by phone, United States callers may dial 800-561-2601. International callers may dial 617-614-3518. All callers should enter access code 63671086.

A link to the live audio webcast of the Company’s earnings conference call may be found on the Company’s website at www.pacificethanol.net.

Approximately one hour after the conclusion of the call, an audio replay of the call will be available. To listen to the replay by phone, United States callers may dial 888-286-8010.  International callers may dial 617-801-6888.  All callers should enter access code 31741572.  The replay will be available through November 23, 2007.

About Pacific Ethanol, Inc.
Pacific Ethanol is the largest West Coast-based marketer and producer of ethanol. Pacific Ethanol has ethanol plants in Madera, California, and in Boardman, Oregon, and has three additional plants under construction in Burley, Idaho; in the Imperial Valley near Calipatria, California; and in Stockton, California. Pacific Ethanol also owns a 42% interest in Front Range Energy, LLC which owns an ethanol plant in Windsor, Colorado. Central to its growth strategy is its destination business model, whereby each respective ethanol plant achieves lower process and transportation costs by servicing local markets for both fuel and feed. In February 2007, Pacific Ethanol obtained a $325 million credit facility to provide financing for its first five ethanol production facilities. Pacific Ethanol’s goal is to achieve 220 million gallons per year of ethanol production capacity in 2008 and to increase total production capacity to 420 million gallons per year in 2010. In addition, Pacific Ethanol is working to identify and develop other renewable fuel technologies, such as cellulose-based ethanol production and bio-diesel.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability of Pacific Ethanol to successfully and timely complete, in a cost-effective manner, construction of its ethanol plants under construction; the ability of Pacific Ethanol to obtain all necessary financing to complete the construction of its other planned ethanol production facilities; the ability of Pacific Ethanol to timely complete its ethanol plant build-out program and to successfully capitalize on its internal growth initiatives; the ability of Pacific Ethanol to operate its plants at their planned production capacities; the price of ethanol relative to the price of gasoline; the effect of federal and state governmental regulations on the demand for ethanol; and the factors contained in the “Risk Factors” section of Pacific Ethanol’s Form 10-K filed with the Securities and Exchange Commission on March 12, 2007.

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net sales	$118,118	$61,102	$331,123	$145,802
Cost of goods sold	113,359	53,654	299,902	132,721
Gross profit	4,759	7,448	31,221	13,081
Selling, general and administrative expenses	5,920	5,548	23,742	13,291
Income (loss) from operations	(1,161)	1,900	7,479	(210)
Other income (loss), net	(998)	1,855	312	3,171
Income (loss) before non-controlling interest in variable interest entity	(2,159)	3,755	7,791	2,961
Non-controlling interest in variable interest entity	(2,683)	—	(7,502)	—
Net income (loss) before provision for income taxes	(4,842)	3,755	289	2,961
Provision for income taxes	—	—	—	—
Net income (loss)	(4,842)	3,755	289	2,961
Preferred stock dividends	(1,050)	(1,050)	(3,150)	(1,948)
Deemed dividend on preferred stock	—	—	—	(84,000)
Income (loss) available to common stockholders	$(5,892)	$2,705	$(2,861)	$(82,987)
Net income (loss) per share, basic	$(0.15)	$0.07	$(0.07)	$(2.49)
Net income (loss) per share, diluted	$(0.15)	$0.07	$(0.07)	$(2.49)
Weighted-average shares outstanding: Basic	39,928	37,228	39,833	33,388
Diluted	39,928	37,768	39,833	33,388

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
ASSETS	2007	2006
	(unaudited)	*
Current Assets:
Cash and cash equivalents	$10,290	$44,053
Investments in marketable securities	19,177	39,119
Accounts receivable, net	22,767	29,322
Restricted cash	2,295	1,567
Inventories	25,349	7,595
Prepaid expenses	1,218	1,053
Prepaid inventory	4,122	2,029
Other current assets	3,735	2,307
Total current assets	88,953	127,045
Property and Equipment, Net	383,342	196,156

Other Assets:
Restricted cash	42,949	24,851
Deposits and advances	67	9,040
Goodwill	85,307	85,307
Intangible assets, net	6,551	10,155
Other assets	8,715	1,266
Total other assets	143,589	130,619

Total Assets	$615,884	$453,820
_______________

*           Amounts derived from the audited financial statements for the year ended December 31, 2006.

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(in thousands, except par value and shares)

	September 30,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2007	2006
	(unaudited)	*
Current Liabilities:
Accounts payable – trade	$26,698	$8,959
Accrued liabilities	3,821	3,129
Contract retentions	6,193	-
Other liabilities – related parties	4,258	9,422
Current portion – notes payable	3,549	4,125
Derivative instruments	4,478	97
Other current liabilities	3,264	1,831
Total current liabilities	52,261	27,563

Notes payable, net of current portion	123,357	28,970
Construction-related liabilities	42,949	3,031
Deferred tax liability	1,091	1,091
Other liabilities	58	357
Total Liabilities	219,716	61,012
Commitments and Contingencies
Non-controlling interest in variable interest entity	99,037	94,363
Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 5,250,000 shares issued and outstanding as of September 30, 2007 and December 31, 2006	5	5
Common stock, $0.001 par value; 100,000,000 shares authorized; 40,632,978 and 40,269,627 shares issued and outstanding as of September 30, 2007 and December 31, 2006, respectively	41	40
Additional paid-in capital	401,436	397,535
Accumulated other comprehensive income (loss)	(1,810)	545
Accumulated deficit	(102,541)	(99,680)
Total stockholders’ equity	297,131	298,445
Total Liabilities and Stockholders’ Equity	$615,884	$453,820

*           Amounts derived from the audited financial statements for the year ended December 31, 2006.

Reconciliation of  EBITDA to Net income (loss)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands) (unaudited)	2007	2006	2007	2006
Net income (loss)	$(4,842)	$3,755	$289	$2,961

Adjustments:
Interest expense*	235	--	806	--
Interest income*	(912)	(2,426)	(4,117)	(3,762)
Income taxes	--	--	--	--
Depreciation and amortization expense*	4,330	530	10,115	1,129
Total adjustments	3,653	(1,896)	6,804	(2,633)

EBITDA	$(1,189)	$1,859	$7,093	$328
* adjusted for non-controlling interest.

Commodity Price Performance

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited)	2007	2006	2007	2006

Ethanol sales (million gallons)	50.0	22.7	132.8	62.4
Ethanol sales price per gallon	$2.11	$2.46	$2.22	$2.25
Delivered corn cost per bushel	$4.54		$4.19
Average basis	$0.67		$0.64
Corn cost – CBOT equivalent	$3.87		$3.55

Co-product return % (1)	25.3%		25.6%
Production commodity margin per gallon (2)	$0.99		$1.18

(1) Co-product revenue as a percentage of delivered cost of corn
(2) Ethanol sales price per gallon less net cost of corn (delivered cost of corn less co-product revenue)